EXHIBIT 99.1

SIRNA THERAPEUTICS REPORTS SECOND QUARTER FINANCIAL RESULTS

Boulder, CO – July 29, 2004 – Sirna Therapeutics, Inc. (Nasdaq: RNAI) today reported financial results for the quarter ended June 30, 2004.

For the quarter ended June 30, 2004, the Company reported a net loss applicable to common stock of $6.3 million, or $0.18 per share, compared to a net loss applicable to common stock of $7.8 million, or $0.28 per share, for the same period in 2003.

Contract revenues for the second quarter of 2004 were $454,000 compared with $3.0 million for the same quarter in 2003. The 2004 second quarter revenues include contract revenues from Eli Lilly & Company (Lilly), as well as contract manufacturing revenues from Archemix Corp., a privately held company. Contract revenues for the second quarter of 2003 included $2.7 million for the completion of Sirna’s manufacturing contract with Geron.

Total expenses for the second quarter of 2004 were $6.8 million compared to $10.8 million for the second quarter of 2003. Second quarter 2003 expenses included $5.3 million for a patent cost write-off. Overall, the Company’s research and development expenses were $5.6 million for the second quarter of 2004 compared to $4.3 million incurred during the second quarter 2003, an increase of $1.3 million. The increase is primarily attributable to the scale-up of research and development activities, as well as an increase in expenses related to the advancement towards the clinic of Sirna-027, the Company’s RNAi drug candidate targeting age-related macular degeneration (AMD).

The Company’s cash, cash equivalents and securities available for sale were $41.6 million at June 30, 2004.

Howard Robin, President and Chief Executive Officer of the Company commented, “Sirna made important progress during the second quarter, including further preparations to file our first siRNA Investigational New Drug application with the FDA later this year for AMD. We also announced that we are evaluating a new program in central nervous system diseases, specifically Huntington’s disease, which includes a collaboration with Dr. Beverly Davidson at the University of Iowa.”

About Sirna Therapeutics

Sirna Therapeutics is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference (RNAi). RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNAi mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of

RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the Company’s web site at http://www.sirna.com.

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties, including early stage of development and short operating history, ability to achieve and maintain profitability, ability to obtain and protect patents, risk of third-party patent infringement claims, ability to engage collaborators, ability to obtain regulatory approval for products, concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in the Sirna’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For further information please contact: Howard W. Robin, President & CEO of Sirna Therapeutics, Inc., +1-303-449-6500; or Investors, Aline Schimmel, or Media, Justin Jackson, both of Burns McClellan, Inc., +1-212-213-0006, for Sirna Therapeutics Inc.

SIRNA THERAPEUTICS, INC.

CONDENSED BALANCE SHEET

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets
Cash, cash equivalents and securities available-for-sale	$41,592	$36,624
Accounts receivable	217	156
Property, plant and equipment, net	3,018	3,402
Other assets, net	2,364	2,502

Total assets	$47,191	$42,684

Liabilities and stockholders’ equity
Current liabilities	$6,240	$4,042
Long-term liabilities	389	3,868
Stockholders’ equity	40,562	34,774

Total liabilities & stockholders’ equity	$47,191	$42,684

SIRNA THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenue
Contract revenues	$450	$2,877	$768	$3,262
Contract revenues—joint venture	—	—	—	2
Contract revenues—related parties	4	105	4	208

Total revenues	454	2,982	772	3,472

Expenses
Research and development	5,629	4,276	10,735	8,053
General and administrative	1,147	1,225	2,292	2,615
Write-off of patent costs	—	5,344	—	5,344

Total expenses	6,776	10,845	13,027	16,012

Operating loss	(6,322)	(7,863)	(12,255)	(12,540)

Other income (expense)
Interest income, expense and other expense	41	105	36	—
Equity in loss of unconsolidated affiliate	—	(77)	—	(209)

Total other income (expense)	41	28	36	(209)

Net loss	(6,281)	(7,835)	(12,219)	(12,749)

Accretion of dividends on preferred stock	—	—	—	562

Net loss applicable to common stock	$(6,281)	$(7,835)	$(12,219)	$(13,311)

Net loss per share (basic and diluted)	$(0.18)	$(0.28)	$(0.36)	$(0.84)

Shares used in computing net loss per share	35,523,434	28,273,448	33,647,086	15,895,980